AT&T Offers $62 Billion in Cash, Stock and Assumed Debt
                    and Preferred Equity for MediaOne Group;

           AT&T Chairman Calls Offer "Clearly Superior" to Comcast Bid

FOR RELEASE: THURSDAY, APRIL 22, 1999

         NEW YORK -- AT&T today announced that it has submitted an offer to purchase all of MediaOne Group for $87.375 per share in cash and stock for a total value of $58 billion, based on today's closing price of AT&T's stock of $59.50, not including $4.5 billion in assumed debt and preferred equity. The company said it will pay $30.85 in cash plus .95 shares of AT&T stock for every MediaOne share.

         In addition, the cash portion of the AT&T offer will be increased to offset up to a 10 percent decline from AT&T's closing stock price of $57.00 per share on April 21, 1999. This will maintain a value of $85.00 for every MediaOne share if AT&T's stock trades between $57 and $51.30 per share. If AT&T's stock price increases, MediaOne shareowners will enjoy the full upside appreciation. AT&T said the stock portion of the offer will be tax-free to MediaOne shareowners.

         In a letter to MediaOne Chairman and CEO Charles M. Lillis, AT&T Chairman and CEO C. Michael Armstrong said AT&T's offer is clearly a superior value for MediaOne shareowners in terms of value and growth prospects for the combined companies.

         AT&T's offer represents a premium of 17 percent, or $8.6 billion, over the current value of Comcast's offer and 26 percent over MediaOne's current trading price. Unlike Comcast, AT&T is offering cash, as well as stock, and the cash portion of the offer is structured to protect MediaOne shareowners against some fluctuation in AT&T's stock price. In addition, the shares AT&T is offering have full voting rights and pay a cash dividend, while Comcast's shares issued in the proposed merger do not.

         "This acquisition  is  not only an  investment in AT&T's  future," said
Armstrong.   "It's  also  an   investment   in  the  future  of  a   competitive
communications market in the U.S.

         "Combining AT&T and MediaOne means that far more American consumers will have a choice in local phone service," he added. "Together, AT&T and MediaOne will bring broadband video, voice and data services to more communities, more quickly than we could separately or, in MediaOne's case, with any other company.

         "Ever since the Telecommunications Act of 1996 was passed, Americans have been waiting for someone to run another wire to their homes to give them a choice in local phone service and deliver the advanced services they expect in a competitive market," Armstrong said. "Our earlier acquisition of Tele-Communications, Inc. and now our proposal for MediaOne Group should leave no doubt that we are serious about doing just that."

         AT&T intends to divest over a period of time certain non-strategic MediaOne assets currently valued at approximately $18 to $20 billion. The company also has plans to continue its aggressive efforts to reduce overall AT&T operating expenses by an additional $2 billion by the end of the 2000. The majority of the expense reductions will be in network costs, SG&A expenses, lower access fees paid to local exchange companies for handling long distance calls and more streamlined operations and systems. Additional savings in the range of at least $175 to 200 million will result from synergies in combining the former TCI and MediaOne cable operations.

         AT&T plans to issue 626 million additional shares in the transaction. The company expects dilution to earnings per share of approximately 30 cents in the first full year of combined operation, resulting from additional shares outstanding and the cost of financing, partially offset by expense reductions and synergies. Following the purchase of MediaOne, cash earnings, which is net income per share plus acquisition goodwill, will decline by less than 10 cents per share. In addition, the acquisition over time will accelerate earnings, cash flow and revenue growth. It also will reduce the percentage of AT&T's revenues that come from slower growth businesses such as consumer long distance.

         AT&T said it is confident in its ability to complete the acquisition by the end of 1999, which is at least as quickly as the proposed Comcast merger. Because AT&T believes the transaction will advance the public interest by increasing competition, the company does not expect to encounter significant legal obstacles. AT&T also said it anticipates no difficulty in arranging financing for the cash portion of its offer and expects to have $30 billion of financing in place by April 30. Chase Manhattan Bank and Goldman Sachs Credit Partners L.P. already have each committed to provide $5 billion of the financing.

         With the acquisition of MediaOne, AT&T's owned and operated cable systems will pass approximately 26.5 million households, giving AT&T a significant presence in 18 of the top 20 markets. The addition of MediaOne's cable systems will expand AT&T's national coverage in key markets such as Boston, Atlanta, Richmond and Los Angeles.

         In addition, AT&T will hold minority interests in a number of cable systems, including those owned by Time Warner Entertainment. AT&T will not be the operator of these systems. The company said that following its acquisition of MediaOne, it looks forward to strengthening its existing relationship with Time Warner in a way that accelerates the ability of the companies to deliver cable telephony and data services.

         AT&T plans to combine MediaOne's Denver-based headquarters with AT&T's Denver-headquartered Broadband & Internet Services business unit. Both groups will report to Leo J. Hindery, Jr., president and chief executive officer of the company's Broadband & Internet Services unit.

         The company said Amos B. Hostetter participated in the development of AT&T's offer for MediaOne. Hostetter is former chairman and CEO of Continental Cablevision, and former CEO of U.S. West Media Group, the two predecessors of MediaOne. Upon completion of the transaction, Hostetter will become non-executive chairman of AT&T's Broadband & Internet Services unit, complementing the leadership of Hindery. Following completion, Hostetter also will join AT&T's Board of Directors. In addition, AT&T will invite a current MediaOne board member to join the AT&T board.

         AT&T's advisors on the transaction are Goldman, Sachs & Co. and Wachtell, Lipton, Rosen & Katz.

The foregoing are "forward looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.